EXHIBIT 23A10
SSgA FUNDS
AMENDMENT NO. 31 TO
THE FIRST AMENDED AND RESTATED MASTER TRUST AGREEMENT
THIS AMENDMENT NO. 31 to the First Amended and Restated Master Trust Agreement, dated October 13, 1993, as amended (also referred to as the Agreement and Declaration of Trust), is made as of the 27th day of July, 2011:
WITNESSETH:
WHEREAS, at a duly constituted meeting of the Trustees held on May 18, 2011, 2009, the following resolutions were adopted by the Trustees:
WHEREAS, Section 3.1(b) of the First Amended and Restated Master Trust Agreement of the SSgA Funds dated October 13, 1993 (as amended and in effect from time to time, the “Master Trust Agreement”) authorizes the Board of Trustees (each a “Trustee” and collectively, the “Board”) of the SSgA Funds (the “Trust”) to increase or decrease the number of Trustees that comprise the Board; and
WHEREAS, Section 3.1(a) of the Master Trust Agreement sets forth the name of the Trustees that comprised the Board as of the date of Amendment No. 29 to the Master Trust Agreement.
NOW THEREFORE, IT IS
RESOLVED, that pursuant to Section 3.1(b) of the Master Trust Agreement, the number of Trustees that comprise the Board shall be decreased from nine to seven;
FURTHER RESOLVED, that Section 3.1(a) of the Master Trust Agreement be, and hereby is, amended as follows:
(a) Trustees. The Trustees hereof and of each Sub-Trust hereunder shall be Lynn L. Anderson, Patrick J. Riley, Richard D. Shirk, Bruce D. Taber, William L. Marshall, Steven J. Mastrovich and Shawn C.D. Johnson.
RESOLVED, that the officers of the Trust be, and hereby are, authorized, empowered and directed to take such other action as may be necessary to give effect to the foregoing resolutions including, but not limited to, preparing, executing and filing an amendment to the Master Trust Agreement with the Secretary of State of the Commonwealth of Massachusetts, the State of Washington, and City of Boston and such other regulatory authorities as the such officers deem necessary or appropriate.

     The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Master Trust Agreement.
     IN WITNESS WHEREOF, the undersigned has hereunto set her hand as of the day and year first above written.

SSgA FUNDS
/s/ Carla L. Anderson
Carla L. Anderson
Assistant Secretary